Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
November 14, 2013	Kristina Waugh 318.340.5627
kristina.r.waugh@centurylink.com

CENTURYLINK PRICES $750 MILLION OF DEBT SECURITIES

MONROE, La. . . . CenturyLink, Inc. (NYSE: CTL) announced today that it agreed to sell $750 million of newly-issued unsecured ten-year senior notes. The senior notes due 2023 were priced at par with a coupon rate of 6.75%. The closing of this offering is expected to occur on November 27, 2013.

CenturyLink expects to use the net proceeds from this offering, together with available cash or borrowings under its revolving credit facility, to provide the total amount of funds required to:

•	repurchase all $800 million aggregate principal amount of the 7.125% Notes due 2018 (the “2018 Notes”) of CenturyLink’s wholly-owned subsidiary, Qwest Communications International Inc. (“Qwest Communications”), pursuant to either Qwest Communications’ tender offer announced earlier today or Qwest Communications’ proposed subsequent redemption of any of its 2018 Notes not purchased pursuant to the tender offer; and

•	pay accrued interest payable on the 2018 Notes purchased under these transactions and all related fees and expenses.

Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are the joint book-running managers for this offering. The senior notes are being offered pursuant to CenturyLink’s existing shelf registration statement. CenturyLink intends to file with the Securities and Exchange Commission a definitive prospectus supplement and accompanying prospectus describing the terms of this offering. When available, copies of the definitive prospectus supplement and accompanying prospectus for this offering may be obtained by calling Wells Fargo Securities, LLC at (800) 326-5897 (US toll-free) and (704) 410-4818 (collect), Morgan Stanley & Co. LLC at (800) 624-1808 (US toll-free) and (212) 761-1057 (collect) and RBC Capital Markets, LLC at (877) 280-1299 (US toll-free) and (212) 618-2205 (collect), and by writing BofA Merrill Lynch at 222 Broadway, New York, NY 10038, Attention: Prospectus Department, or emailing BofA Merrill Lynch at dg.prospectus_requests@baml.com.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, and this offering will not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States and is recognized as a leader in the network services market by technology industry analyst firms. The company is a global leader in cloud infrastructure and hosted IT solutions for enterprise customers. CenturyLink provides data, voice and managed services in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers for businesses and consumers. The company also offers advanced entertainment services under the CenturyLink® Prism™ TV and DIRECTV brands. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.

Forward Looking Statements

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyLink and Qwest Communications. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the possibility that Qwest Communications’ existing noteholders will not be receptive to the pending tender offer on the terms described above or at all; CenturyLink’s failure to satisfy the conditions to the underwriters’ obligation to consummate the offering; the possibility that corporate developments could preclude, impair or delay the above-described transactions due to restrictions under the federal securities laws; changes in the terms or availability of CenturyLink’s credit facility; changes in CenturyLink’s credit ratings; changes in CenturyLink’s cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of CenturyLink or Qwest Communications to consummate the above-described transactions on the terms described above or at all; CenturyLink’s continued access to credit markets on favorable terms; and other risks referenced from time to time in CenturyLink’s and Qwest Communications’ filings with the Securities and Exchange Commission. There can be no assurances that the above-described transactions will be consummated on the terms described above or at all. You should be aware that new factors may emerge from time to time and it is not possible for CenturyLink to identify all such factors, nor can CenturyLink predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither CenturyLink nor Qwest Communications undertake any obligation to update any of its forward-looking statements for any reason.